Exhibit 99.1

Wheels Up Announces Dwight James to Join Board of Directors

Delta executive brings global strategic focus, deep aviation and partnerships background

NEW YORK – Wheels Up (NYSE: UP), the leading brand in private aviation, today announced that Delta Air Lines Senior Vice President Dwight James has joined its Board of Directors, effective February 24.

He fills the unexpired term of fellow Delta executive Eric Phillips, who is stepping down to focus on other commitments. James is expected to stand for election to a full term on the Board at the company’s Annual Meeting of Shareholders later this year. He will also fill Phillips’s role on the Board’s Safety & Security Committee.

“We are delighted to add someone with Dwight’s extensive global aviation background to our Board of Directors,” said Wheels Up Chairman and CEO Kenneth Dichter. “Dwight brings a unique perspective, strategic orientation and a clear view of the opportunity in private aviation. I’d also like to thank Eric for his time, energy and service to the Board and Wheels Up. His contributions over the past two years have been invaluable as we’ve become the first publicly traded private aviation company in the United States. We wish him all the best and know he will remain very close to the Wheels Up family.”

James currently serves as Delta’s Senior Vice President - Customer Engagement & Loyalty, as well as the CEO of Delta Vacations. During his nearly 13-year career at Delta, James has served in several senior roles, including SVP - Pricing and Revenue Management and SVP - International Pricing & Revenue Management. Prior to Delta, he held roles in corporate strategy, business development and M&A functions at The Home Depot and Deloitte Consulting.

“With a growing business and iconic brand, Wheels Up is well positioned for success,” said James. “I’m excited to join a deep and experienced Board and work with a strong management team on this unique opportunity to shape the next chapter for the company and the future of private travel.”

James also serves on the Board of Directors of Floor & Décor (NYSE: FND), a leading multi-channel specialty retailer of hard surface flooring and related accessories. He has a B.A. in Business Administration from Morehouse College and an MBA from Duke University – The Fuqua School of Business.

About Wheels Up

Wheels Up is the leading provider of "on demand" private aviation in the United States and one of the largest private aviation companies in the world. Powered by a growing marketplace of more than 1,500 safety-vetted and verified aircraft, Wheels Up is the only company in the industry to offer a total private aviation solution that includes a relentless focus on safety and service, with flexibility across all types of aircraft, membership programs, corporate solutions, aircraft management, whole aircraft sales and commercial travel benefits through a strategic partnership with Delta Air Lines.

The Wheels Up App enables members and customers to search, book and fly. Wheels Up Connect, Core, and Business memberships provide enhancements such as flight sharing, empty-leg Hot Flights, Shuttle Flights, Shared Flights, signature Wheels Up Down events and exclusive member benefits from preeminent lifestyle brands. Wheels Up's ongoing Wheels Up Cares program aligns with philanthropic organizations and initiatives that affect and matter to the company and its customers, members, stakeholders, families and friends. The Wheels Up Cares fleet comprises five custom-painted Beechcraft King Air 350i aircraft, with each plane serving as a flying symbol for a specific social cause.